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                                                                       EXHIBIT 1

                               PURCHASE AGREEMENT

                                     between

                               MITSUI & CO., LTD.,

                           MITSUI & CO. (U.S.A.), INC.

                                       and

                        J.P. MORGAN PARTNERS (BHCA), L.P.

                                   dated as of

                                  April 4, 2003
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                               PURCHASE AGREEMENT

PURCHASE AGREEMENT dated as of April 4, 2003, between J.P. MORGAN PARTNERS
(BHCA), L.P., a Delaware limited partnership ("Seller"), MITSUI & CO., LTD., a Japanese company ("Mitsui Japan") and MITSUI & CO. (U.S.A.), INC., a New York corporation ("Mitsui USA" and, together with Mitsui Japan, the "Purchasers").

                                    RECITALS

WHEREAS, Seller beneficially owns 2,039,642 shares of Voting Common Stock (the "Common Stock"), par value $0.0001 per share, of United Auto Group, Inc. (the "Company") through International Motor Cars Group II, L.L.C.;

WHEREAS, Mitsui Japan desires to purchase from Seller, and Seller desires to sell to Mitsui Japan, 1,291,766 shares of Common Stock (the "Mitsui Japan Shares") at a purchase price equal to $12.00 per share;

WHEREAS, Mitsui USA desires to purchase from Seller, and Seller desires to sell to Mitsui USA, 322,942 shares of Common Stock (the "Mitsui USA Shares" and together with the Mitsui Japan Shares, the "Shares") at a purchase price equal to $12.00 per share;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                         SALE AND PURCHASE OF SECURITIES

         1.1 The Mitsui Japan Purchase. At the Closing, Mitsui Japan shall purchase (the "Mitsui Japan Purchase") from Seller, and Seller shall sell and transfer to Mitsui Japan, the Mitsui Japan Shares for an aggregate purchase price of $15,501,192 (the "Mitsui Japan Purchase Price").

         1.2 The Mitsui USA Purchase. At the Closing, Mitsui USA shall purchase (the "Mitsui USA Purchase") from Seller, and Seller shall sell and transfer to Mitsui USA, the Mitsui USA Shares for an aggregate purchase price of $3,875,304 (the "Mitsui USA Purchase Price").

         1.3 The Closing. Unless otherwise extended pursuant to Section 5.13, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Seller, 1221 Avenue of the Americas, New York, NY 10020 on or before April 30, 2003 (the "Closing Date").

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         1.4 Actions at the Closing. On the Closing Date, the following actions shall occur (the "Closing Actions"):

            (a) Seller shall transfer to Mitsui Japan stock certificates representing the Mitsui Japan Shares, free and clear of Encumbrances (as hereinafter defined), and deliver duly executed stock powers in the form attached as Exhibit A hereto;

            (b) Seller shall transfer to Mitsui USA stock certificates representing the Mitsui USA Shares, free and clear of Encumbrances (as hereinafter defined), and deliver duly executed stock powers in the form attached as Exhibit A hereto;

            (c) Mitsui Japan shall pay by wire transfer to Seller the Mitsui Japan Purchase Price in cash; and

            (d) Mitsui USA shall pay by wire transfer to Seller the Mitsui USA Purchase Price in cash.

         1.5 Purchsers' Obligations Conditional. The obligations of Mitsui Japan and Mitsui USA to consummate the Mitsui Japan Purchase and the Mitsui USA Purchase are conditioned upon the receipt of all requisite corporate approvals of the Purchasers to consummate such transactions (the "Mitsui Corporate Approval").

         1.6 Seller's Obligations Conditional. The obligations of the Seller to consummate each of the Mitsui Japan Purchase and the Mitsui USA Purchase shall be conditioned upon the consummation of each other such purchase and neither purchase shall occur if the other such purchase does not occur. For purposes of this Section 1.6, the Mitsui Japan Purchase and the Mitsui USA Purchase shall be deemed to occur simultaneously.

                                   ARTICLE II

                       SELLER REPRESENTATIONS & WARRANTIES

         Seller represents and warrants to the Purchasers as follows as of the date hereof and as of the Closing Date:

         2.1 Organization, Power and Authority. Seller is a limited partnership organized and validly existing under the laws of the State of Delaware. Seller has all requisite partnership power and authority to enter into and carry out the transactions contemplated by this Agreement.

         2.2 Authorization of the Documents. The execution, delivery and performance of this Agreement has been duly authorized by all requisite partnership action on the part of Seller, and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms.

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         2.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and the sale and delivery by Seller of the Shares will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Seller, the Shares or any of Seller's other respective properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of Seller, or result in the creation of any Encumbrance, upon any of the properties or assets of Seller, including the Shares, or (c) violate any provisions of Seller's organizational documents, to the extent, with respect to any of the foregoing, that the same would adversely affect the ability of Seller to carry out its obligations under this Agreement.

         2.4 Consents. Except as would not prevent Seller from consummating the transactions contemplated hereby, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement or any documentation relating thereto, the consummation by Seller of the transactions contemplated hereby, or the sale or delivery of the Shares.

         2.5 Ownership. As of the Closing Date, Seller will be the lawful owner of the Shares, and Seller will have good title to the Shares, free and clear of any and all mortgages, rights of first refusal or first offer, security interests liens, mortgages, pledges, charges and similar restrictions (but other than transfer restriction legends on the Share certificates and any such restrictions contained in the Second Amended and Restated Stockholders' Agreement dated as of February 22, 2002, by and among Purchaser, Seller and the other parties thereto (the "Stockholders' Agreement"), the Amended and Restated Limited Liability Company Agreement for International Motor Cars Group I, LLC dated as of February 22, 2002 by and among Seller, Penske Capital and the other parties thereto (the "IMCG I LLC Agreement"), and the Amended and Restated Limited Liability Company Agreement for International Motor Cars Group II, LLC dated as of February 22, 2002 by and among Seller and Penske Capital (the "IMCG II LLC Agreement," and together with the IMCG I LLC Agreement, the "LLC Agreements") (collectively, "Encumbrances"), and upon completion of the transaction contemplated by this Agreement, Seller will transfer to Purchasers good and valid title to the Shares free and clear of any Encumbrances (other than transfer restriction legends on the Share certificates and any restrictions applicable to Purchasers contained in the Stockholders' Agreement).

         2.6 Public Filings. As of the Closing Date, Seller has reviewed all filings that the Company has actually made prior to the Closing Date pursuant to the Securities Exchange Act of 1934, as amended, and which are available for review prior to the Closing Date.

         2.7 Due Diligence. Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of completing the transactions contemplated by this Agreement. Seller has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into and complete the transactions contemplated by this Agreement. In evaluating the merits and risk of the transactions

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contemplated by this Agreement, Seller has relied on the advice of its investment advisors and/or its legal counsel.

         2.7 Brokers. No agent, broker, investment banker or other person or entity acting on behalf of Seller or under the authority of Seller is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

                                  ARTICLE III

                    ACKNOWLEDGEMENTS AND AGREEMENTS BY SELLER

         3.1 Seller acknowledges and agrees that it is aware that Purchasers, Purchasers' affiliates or any of their respective directors, officers, employees, agents, brokers, trustees or advisors (collectively, "Purchaser Related Persons" and each a "Purchaser Related Person") have or may have material non-public information (which may be either favorable or adverse) concerning the Company or the Shares that has not been disclosed by Purchasers to Seller. Seller acknowledges that neither of the Purchasers nor any Purchaser Related Person has any obligation to disclose to Seller any such material or potentially material information. Seller represents that it has made its own analysis and decision to sell the Shares.

         3.2 Seller acknowledges that it has not requested that Purchasers or any Purchaser Related Entity disclose to Seller any material non-public information relating to the Company or the Shares. Seller also represents and agrees that it is not relying upon any disclosure (or non-disclosure) made (or not made) by Purchasers or any other Purchaser Related Person in connection with its sale of the Shares.

         3.3 Seller agrees that it has and will have no claims (under any federal or state securities law or otherwise, to the extent permitted under applicable law) against Purchasers or any other Purchaser Related Person in connection with or arising out of any failure of Purchasers or any other Purchaser Related Person to disclose any material non-public information in connection with this transaction. Seller further covenants and agrees not to assert any such claim.

                                   ARTICLE IV

                     PURCHASER REPRESENTATIONS & WARRANTIES

         Each of the Purchasers represents and warrants to Seller as of the date hereof and as of the Closing Date as to itself, as follows:

         4.1 Organization. Such Purchaser is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary action on the part of such

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Purchaser other than the receipt of the Mitsui Corporate Approval. Upon the receipt of the Mitsui Corporate Approval, this Agreement shall constitute a valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its terms.

         4.2 No Conflict. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Purchaser, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of such Purchaser or (c) violate the Certificate of Incorporation or the bylaws (or equivalent governing documents) of such Purchaser.

         4.3 Consents. Except as would not prevent such Purchaser from consummating the transaction contemplated hereby and other than receipt of the Mitsui Corporate Approval, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by such Purchaser of this Agreement or any documentation relating thereto, or the consummation by such Purchaser of the transactions contemplated hereby.

         4.4 Brokers. No agent, broker, investment banker or other person or entity acting on behalf of such Purchaser or under the authority of such Purchaser is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

         4.5 Status of Purchaser. Such Purchaser is an accredited investor within the meaning of the rules of the Securities Act of 1933, as amended (the "Securities Act"), with full access to information respecting the business and affairs of the Company. Further, such Purchaser understands and acknowledges the restrictions imposed by the Securities Act respecting resales of the Shares and represents that it is acquiring the Shares as principal and not on behalf of or as agent for others or with a view towards redistribution thereof in violation of the Securities Act.

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                                   ARTICLE V

                                  MISCELLANEOUS

         5.1 Survival of Representations. The representations and warranties made in this Agreement shall survive for a period ending six months after the Closing Date; provided that the representation and warranty of Seller set forth in Section 2.5 shall survive without limitation.

         5.2 Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                (i)      if to Seller, to:

                         J.P. Morgan Partners (BHCA), L.P.
                         1221 Avenue of the Americas
                         New York, NY 10020
                         Attn:  Official Notices Clerk

                (ii)     if to Mitsui Japan, to:

                         Mitsui & Co., Ltd.
                         First Motor Vehicles Div.
                         2-1, Ohtemachi, 1-Chrome, Chiyoda-Ku
                         Tokyo, Japan
                         Attention: General Manager of First Motor Vehicles
                                    Division

                (ii)     if to Mitsui USA, to:

                         Mitsui & Co. (U.S.A.), Inc.
                         200 Park Avenue
                         New York, NY 10166
                         Attention: General Manager, Detroit Machinery
                                    Department, Second Machinery Division
                         Copy:  Legal Department


All such notices, requests, consents and other communications shall be deemed to have been given when received.

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         5.3 Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

         5.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, whether so expressed or not.

         5.5 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

         5.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect (to the fullest extent permitted by law) to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

         5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

         5.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         5.9 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         5.10 Expenses. Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party.

         5.11 Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it might be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any, should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

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         5.12 Transfer Taxes. All stock transfer taxes (excluding all income, gains and similar taxes), if any, required to be paid in connection with the transfer of Shares by Seller shall be paid by Purchasers.

         5.13 Termination. This Agreement shall terminate and be of no force and effect (i) upon written notice of either Purchasers or Seller if the Closing has not occurred by 5:00 PM (NYT) on April 30, 2003, other than due to a material breach of this Agreement by the party seeking to terminate or due to the occurrence of a "force majeure", or (ii) upon written notice of either Purchasers or Seller if the closing has not occurred by 5:00 PM (NYT) on May 5, 2003 following the occurrence of a "force majeure".

         5.14 Mitsui Corporate Approval. The Purchasers shall use their reasonable best efforts to present the Mitsui Japan Purchase and the Mitsui USA Purchase for consideration by the Mitsui Board of Directors or the committee or committees to which it has delegated power over such decision. However, the parties acknowledge and agree that the decision to grant the Mitsui Corporate Approval shall be in the sole discretion of the Mitsui Board of Directors or such committee or committees, and the Purchasers shall not be subject to any liability by reason of the failure to occur of the Mitsui Corporate Approval.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first above written.

                                        SELLER:

                                        J.P. MORGAN PARTNERS (BHCA), L.P.

                                        By:  JPMP Master Fund Manager, L.P.
                                             its General Partner

                                     By:  JPMP Capital Corp.,
                                          Its General Partner

                                     By:  /s/ Donald Hofmann
                                          -------------------------------------
                                          Name:  Donald Hofmann
                                          Title: Partner

                                     PURCHASERS:

                                     MITSUI & CO., LTD.

                                     By:  /s/ Munemasa Izumi
                                          -------------------------------------
                                          Name:  Munemasa Izumi
                                          Title: General Manager
                                                 First Business Department
                                                 First Motor Vehicles Division

                                     MITSUI & CO. (U.S.A.), INC.

                                     By:  /s/ Osamu Koyama
                                          -------------------------------------
                                          Name:  Osamu Koyama
                                          Title: S.V.P. & General Manager
                                                 Second Machinery Division
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                                    EXHIBIT A

                               FORM OF STOCK POWER